Exhibit E

                             STOCK OPTION AGREEMENT


         THIS AGREEMENT is dated as of August 26, 1999, between Medtronic, Inc., a Minnesota corporation ("Grantee"), and Xomed Surgical Products, Inc., a Delaware corporation ("Issuer").

                                    RECITALS

         A. Grantee, Issuer, and MXS Merger Corp., a Delaware corporation and wholly-owned subsidiary of Grantee ("Merger Subsidiary"), have entered into an Agreement and Plan of Merger (the "Merger Agreement") which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Subsidiary will be merged with and into Issuer (the "Merger").

         B. As a condition to its willingness to enter into the Merger Agreement, Grantee has required that Issuer enter into this Agreement, which provides, among other things, that Issuer grant to Grantee an option to purchase shares of Issuer's Common Stock, par value $.01 per share ("Issuer Common Stock"), upon the terms and subject to the conditions provided for herein.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained in this Agreement and the Merger Agreement, the parties agree as follows:

         1. Grant of Option. Subject to the terms and conditions of this Agreement, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase 2,442,453 shares of Issuer Common Stock (the "Option Shares"), in the manner set forth below, at an exercise price of $60.00 per share of Issuer Common Stock, subject to adjustment as provided below (the "Option Price"). Issuer represents that the Option Shares represent at least 19.9% of the number of shares of Issuer Common Stock outstanding on the date hereof. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement.

         2.       Exercise of Option.

                  (a) Subject to the terms and conditions of this Agreement, Grantee or its designee (which shall be a wholly-owned subsidiary of Grantee) may, prior to the Expiration Date (as defined in Section 11), exercise the option, in whole or in part, at any time or from time to time on or after the occurrence of an Exercise Event (as defined below). As used herein, an "Exercise Event" shall mean (i) the occurrence of a termination specified in Section 7.2(a)(i), Section 7.2(a)(ii) or Section 7.2(a)(v) of the Merger Agreement or (ii) immediately prior to consummation of an Alternative Control Transaction after the occurrence of all of the events and circumstances specified in Section 7.2(a)(iii) or Section 7.2(a)(iv) of the Merger Agreement.

                  (b) In the event Grantee wishes to exercise the Option at such time as the Option is exercisable, Grantee shall deliver written notice

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         (the "Exercise Notice") to Issuer specifying its intention to exercise the Option, the total number of Option Shares it wishes to purchase, and a date and time for the closing of such purchase (a "Closing") not less than three nor more than ten business days after the later of (i) the date such Exercise Notice is given and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). When this Option is exercisable, Grantee, in lieu of exercising the Option, shall have the right at any time thereafter prior to the Expiration Date to request in writing (the "Cash Cancellation Notice") that Issuer pay, and promptly (but in any event not more than five business days) after Grantee makes such request, Issuer shall, subject to Section 2(c) below, pay to Grantee by certified check, official bank check or wire transfer pursuant to Grantee's instructions, in cancellation of the Option, an amount in cash (the "Cancellation Amount") equal to (i) the lesser of

                           (x) the excess, if any, over the Option Price of the
                  greater of (A) the last sale price of a share of Issuer Common Stock as reported on the Nasdaq Stock Market (or other United States national exchange upon which Issuer's Common Stock is traded) on the last trading day prior to the date of the Cash Cancellation Notice (the "Last Sale Price"), (B) the highest price per share of Issuer Common Stock offered to be paid or paid in connection with the Alternative Transaction giving rise to such Cash Cancellation Notice, and (C) if the Alternative Transaction giving rise to such Cash Cancellation Notice is structured as an asset acquisition, the highest aggregate consideration offered to be paid or paid in such transaction or proposed transaction, divided by the number of shares of Issuer Common Stock then outstanding, and

                           (y) $30,100,000 divided by the initial number of
                  Option Shares covered by the Option,

         multiplied by (ii) the number of Option Shares then covered by the Option; provided, however, that the Cancellation Amount shall be reduced (but not below zero) to the extent necessary so that the sum of the termination fee described in Section 7.2(a) of the Merger Agreement (the "Termination Fee") paid to Grantee, the Option Share Profit (as defined below) not remitted to Issuer pursuant to Section 2(c) hereof, and the Cancellation Amount shall not exceed $30,100,000. If all or a portion of the price per share of Issuer Common Stock offered, paid, or payable or the aggregate consideration offered, paid, or payable for the assets of Issuer, each as contemplated by the preceding sentence, consists of noncash consideration, the amount described in clause (x) of the preceding sentence shall equal the excess, if any, over the Option Price of the Last Sale Price. In no event shall (i) the Cancellation Amount exceed $30,100,000 or (ii) the sum of the Termination Fee paid, the Option Share Profit not remitted to Issuer pursuant to Section 2(c) hereof, and the Cancellation Amount paid exceed $30,100,000.

                  (c) In the event that Grantee sells, pledges, or otherwise disposes of (including, without limitation, by merger or exchange) any Option Shares within six months after Grantee's acquisition of such Option Shares (such sale or disposition of Option Shares within six months after acquisition referred to as a "Sale"), or in the event that

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         any Cancellation Amount is paid to Grantee or any Option Share Profit is received by Grantee (and not required to be remitted to Issuer pursuant to this Section 2(c)), then any Termination Fee due and payable by Issuer shall be reduced to the extent necessary so that the sum of

                           (w)      the Termination Fee;

                           (x)      any Cancellation Amount paid to Grantee;

                           (y) the amount received (whether in cash, loan proceeds, securities, or otherwise) by Grantee in such Sale less the exercise price of such Option Shares sold in the Sale (the "Option Share Profit") and not remitted to Issuer pursuant to this Section 2(c); and

                           (z) Option Share Profit received in connection with any prior Sales of Option Shares and not remitted to Issuer pursuant to this Section 2(c),

         shall not exceed $30,100,000. Grantee shall remit to Issuer, within five business days after completion of any Sale, the amount, if any, by which the Option Share Profit from such Sale, when added to the Termination Fee previously paid, the Cancellation Amount previously paid, and the Option Share Profit from prior Sales of Option Shares not remitted to Issuer pursuant to this Section 2(c), exceeds $30,100,000.

         3. Payment of Option Price and Delivery of Certificate. Any Closings under Section 2 of this Agreement shall be held at the principal executive offices of Issuer, or at such other place as Issuer and Grantee may agree. At any Closing hereunder, (a) Grantee or its designee will make payment to Issuer of the aggregate price for the Option Shares being so purchased by delivery of a certified check, official bank check, or wire transfer of funds pursuant to Issuer's instructions payable to Issuer in an amount equal to the product obtained by multiplying the Option Price by the number of Option Shares to be purchased, and (b) upon receipt of such payment Issuer will deliver to Grantee or its designee (which shall be a wholly-owned subsidiary of Grantee) a certificate or certificates representing the number of validly issued, fully paid, and nonassessable Option Shares so purchased, in the denominations and registered in such names (which shall be Grantee or a wholly-owned subsidiary of Grantee) designated in writing to Issuer by Grantee.

         4.       Registration and Listing of Option Shares.

                  (a) Issuer agrees to use its reasonable best efforts to (i) effect as promptly as possible upon the request of Grantee or other holder of Option Shares to whom Grantee has assigned its registration rights under this Section 4 (Grantee or such transferee referred to herein as a "Holder") and (ii) cause to become and remain effective for a period not in excess of 120 days from the day such registration statement first becomes effective (or such shorter period as may be necessary to effect the distribution of such shares) the registration under the 1933 Act, and any applicable state securities laws, of all or

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         any part of the Option Shares as may be specified in such request;
         provided, however, that (i) Holder shall have the right to select the managing underwriter for any such offering after consultation with Issuer, which managing underwriter shall be reasonably acceptable to Issuer, (ii) Holder shall not be entitled to more than two effective registration statements hereunder, (iii) Holder shall not be entitled to request such a registration statement within a period of one year after the effective date of a registration statement in which Grantee was entitled to include all or a portion of the Option Shares, and (iv) Holder shall not be entitled to request any such registration unless it has provided to Issuer a written opinion of counsel to Holder, which opinion shall be reasonably satisfactory to Issuer and its counsel, that the distribution of Option Shares specified in Holder's request requires registration of such Option Shares under the 1933 Act. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 90 days in the aggregate in any twelve-month period if and so long as the Board of Directors of Issuer determines in good faith that the filing of such registration or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Issuer. Upon receipt of notice of the happening of any event as a result of which any registration statement, prospectus, prospectus supplement, or any document incorporated by reference in any of the foregoing, contains any untrue statements of material fact or fails or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, Holder shall forthwith discontinue the disposition of any shares under such registration statement, prospectus or prospectus supplement until Holder receives from Issuer copies (which, subject to the limitations on suspension set forth above, shall promptly be made available by Issuer) of an amended or supplemented registration statement, prospectus or supplement so that, as thereafter delivered to purchasers of such shares, such registration statement, prospectus or prospectus supplement shall not contain any untrue statement of material fact or fail or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The 120-day period specified in (ii) above shall be extended by the number of days during which Holder is precluded from disposing of Option Shares pursuant to the preceding two sentences.

                  (b) In addition to such demand registrations, if Issuer proposes to effect a registration of Issuer Common Stock for its own account or for the account of any other stockholder of Issuer (other than in connection with (i) employee stock option plans or similar arrangements or (ii) corporate acquisitions), Issuer will give prompt written notice to Holder of its intention to do so and shall use its reasonable best efforts to include therein all Option Shares requested by Holder to be so included; provided, however, that, (i) Issuer shall not be required to include any Option Shares in such registration unless Holder has provided to Issuer a written opinion of counsel to Holder, which opinion shall be reasonably satisfactory to Issuer and its counsel, that the distribution of the Option Shares requested by Holder to be so included in such registration requires registration under the 1933 Act and (ii) if the managing underwriter of the offering

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         covered by such registration advises Issuer that in its opinion the number of Option Shares requested to be included in such registration exceeds the number that can be sold in such offering, Issuer shall, after fully including therein all securities to be sold by Issuer, include the shares requested to be included therein by Holder pro rata (based on the number of shares intended to be included therein) with the shares intended to be included therein by persons other than Issuer. In connection with any underwritten offering, sale and delivery of Option Shares pursuant to a registration statement effected pursuant to Section 4(a) or this Section 4(b), Holder, Issuer, and each underwriter of the offering shall provide each other with customary representations, warranties, covenants and indemnities. No registration effected under this Section 4(b) shall relieve Issuer of its obligations to effect demand registrations under Section 4(a) hereof.

                  (c) Registrations effected under this Section 4 shall be effected at Issuer's expense, but excluding underwriting discounts and commissions to brokers or dealers and the fees and expenses of counsel to Holder. In connection with each registration under this Section 4, Issuer shall indemnify and hold each Holder participating in such offering, its underwriters, and each of their respective affiliates harmless against any and all losses, claims, damage, liabilities, and expenses (including, without limitation, investigation expenses and fees and disbursements of counsel and accountants), joint or several, to which such Holder, its underwriters, and each of their respective affiliates may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages, liabilities, or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement (including any prospectus therein), or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, other than such losses, claims, damages, liabilities, or expenses (or actions in respect thereof) that arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by a Holder to Issuer expressly for use in such registration statement.

                  (d) In connection with any registration statement pursuant to this Section 4, each Holder participating in such offering agrees to furnish Issuer with such information concerning itself and the proposed sale or distribution as shall reasonably be required in order to ensure compliance with the requirements of the 1933 Act. In addition, such Holder shall indemnify and hold Issuer, its underwriters and each of their respective affiliates harmless against any and all losses, claims, damages, liabilities, and expenses (including, without limitation, investigation expenses and fees and disbursements of counsel and accountants), joint or several, to which Issuer, its underwriters, and each of their respective affiliates may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages, liabilities, or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by such Holder to Issuer expressly for use in such registration statement.

                  (e) Upon the issuance of Option Shares hereunder, Issuer will use its reasonable best efforts promptly to list such Option Shares with the Nasdaq Stock Market or on such national or other exchange on which the shares of Issuer Common Stock are at the time listed.

         5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

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                  (a) Issuer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has requisite corporate power and authority to enter into and perform this Agreement.

                  (b) The execution and delivery of this Agreement by Issuer and the consummation by Issuer of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer, and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Board of Directors of Issuer has duly approved the issuance and sale of the Option Shares, upon the terms and subject to the conditions contained in this Agreement, and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Issuer and, assuming this Agreement has been duly and validly authorized, executed, and delivered by Grantee, constitutes a valid and binding obligation of Issuer enforceable against Issuer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting or relating to creditors' rights generally; the availability of injunctive relief and other equitable remedies; and limitations imposed by law on indemnification for liability under federal securities laws.

                  (c) Issuer has taken all necessary action to authorize and reserve for issuance and to permit it to issue, and at all times from the date of this Agreement through the date of expiration of the Option will have reserved for issuance upon exercise of the Option, such number of authorized shares of Issuer Common Stock as is equal to the number of Option Shares (or such other amount as may be required pursuant to Section 10 hereof), each of which, upon issuance pursuant to this Agreement and when paid for as provided herein, will be validly issued, fully paid, and nonassessable, and shall be delivered free and clear of all claims, liens, charges, encumbrances, and security interests and not subject to any preemptive rights.

                  (d) The execution, delivery, and performance of this Agreement by Issuer and the consummation by it of the transactions contemplated hereby except as required by the HSR Act (if applicable), and, with respect to Section 4, compliance with the provisions of the 1933 Act and any applicable state securities laws, do not require the consent, waiver, approval, license, or authorization of or result in the acceleration of any obligation under, or constitute a default under, any term, condition, or provision of any charter or bylaw, or any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation, or decree or any restriction to which Issuer or any property of Issuer or its subsidiaries is bound, except where the failure to obtain such consents, waivers, approvals, licenses, or authorizations or where such acceleration or defaults would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

         6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

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                  (a) Grantee is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota and has requisite corporate power and authority to enter into and perform this Agreement.

                  (b) The execution and delivery of this Agreement by Grantee and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Grantee, and no other corporate proceedings on the part of Grantee are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Grantee and, assuming this Agreement has been duly executed and delivered by Issuer, constitutes a valid and binding obligation of Grantee enforceable against Grantee in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting or relating to creditors' rights generally; the availability of injunctive relief and other equitable remedies; and limitations imposed by law on indemnification for liability under federal securities laws, including, without limitation, the 1933 Act.

                  (c) Grantee or its designee is acquiring the Option and it will acquire the Option Shares issuable upon the exercise thereof for its own account and not with a view to the distribution or resale thereof in any manner not in accordance with applicable law.

         7. Covenants of Grantee. Grantee agrees not to transfer or otherwise dispose of the Option Shares, or any interest therein, except in compliance with the 1933 Act and any applicable state securities law. Grantee further agrees to the placement of the following legend on the certificates representing the Option Shares (in addition to any legend required under applicable state securities laws):

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER (1) THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR (2) ANY APPLICABLE STATE LAW GOVERNING THE OFFER AND SALE OF SECURITIES. NO TRANSFER OR OTHER DISPOSITION OF THESE SHARES, OR OF ANY INTEREST THEREIN, MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH OTHER STATE LAWS OR PURSUANT TO EXEMPTIONS FROM REGISTRATION UNDER THE ACT, SUCH OTHER STATE LAWS, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER."

         8. Reasonable Best Efforts. Grantee and Issuer shall take, or cause to be taken, all reasonable action to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, reasonable best efforts to obtain any necessary consents of third parties and governmental agencies and the filing by Grantee and Issuer promptly after the date hereof of any required HSR Act notification forms and the documents required to comply with the HSR Act.

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         9. Certain Conditions. The obligation of Issuer to issue Option Shares under this Agreement upon exercise of the Option shall be subject to the satisfaction or waiver of the following conditions:

                  (a) any waiting periods applicable to the acquisition of the Option Shares by Grantee pursuant to this Agreement under the HSR Act shall have expired or been terminated;

                  (b) the representations and warranties of Grantee made in
         Section 6 of this Agreement shall be true and correct in all material respects as of the date of the Closing for the issuance of such Option Shares; and

                  (c) no order, decree, or injunction entered by any court of competent jurisdiction or governmental, regulatory, or administrative agency or commission in the United States shall be in effect that prohibits the exercise of the option or acquisition of Option Shares pursuant to this Agreement.

         10. Adjustments Upon Changes in Capitalization. In the event of any change in the number of issued and outstanding shares of Issuer Common Stock by reason of any stock dividend, stock split, recapitalization, merger, rights offering, share exchange, or other change in the corporate or capital structure of Issuer, Grantee shall receive, upon exercise of the Option, the stock or other securities, cash, or property to which Grantee would have been entitled if Grantee had exercised the Option and had been a holder of record of shares of Issuer Common Stock on the record date fixed for determination of holders of shares of Issuer Common Stock entitled to receive such stock or other securities, cash, or property at the same aggregate price as the aggregate Option Price of the Option Shares.

         11. Limitation on Exercise. Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Option Shares as would, as of the date of the Exercise Notice, result in a Notional Total Profit (as defined below) of more than $30,100,000 and, if exercise of the Option otherwise would exceed such amount, Grantee, at its discretion, may increase the Option Price for that number of Option Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed $30,100,000; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Option Price set forth in Section 1.

         As used herein, "Notional Total Profit" with respect to any number of Option Shares as to which Grantee may propose to exercise the Option means the Total Profit determined as of the date of the Exercise Notice assuming, for purposes of clause (iii) of the definition of Total Profit, that (x) the Option were exercised on such date for such number of Option Shares and (y) such Option Shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for Issuer Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

         As used herein, "Total Profit" means the aggregate amount (before taxes) of the following: (i) the Termination Fee paid to Grantee; (ii) any

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Cancellation Amount paid to Grantee; and (iii) all Option Share Profits received in connection with Sales of Option Shares and not remitted to Issuer pursuant to
Section 2(c).

         12. Expiration. The Option shall expire at the earlier of (a) the Effective Time (as defined in the Merger Agreement), (b) six months after the termination of the Merger Agreement in accordance with the terms thereof in the event Section 7.2(a)(i), Section 7.2(a)(ii) or Section 7.2(a)(v) of the Merger Agreement applies, or six months after the date of consummation of the Alternative Control Transaction in the event Section 7.2(a)(iii) or Section 7.2(a)(iv) of the Merger Agreement applies, or (c) termination of the Merger Agreement in accordance with the terms thereof in circumstances under which the fee specified in Section 7.2 thereof cannot in any circumstances become payable (such expiration date is referred to as the "Expiration Date").

         13.      General Provisions.

                  (a) Survival. All of the representations, warranties, and covenants contained herein shall survive each Closing and shall be deemed to have been made as of the date hereof and as of the date of each Closing.

                  (b) Further Assurances. If Grantee exercises the Option, or any portion thereof, in accordance with the terms of this Agreement, Issuer and Grantee will execute and deliver all such further documents and instruments and use their reasonable best efforts to take all such further action as may be necessary in order to consummate the transactions contemplated thereby.

                  (c) Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited, or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

                  (d) Assignment. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Issuer shall not be entitled to assign or otherwise transfer any of its rights or obligations hereunder, and Grantee shall not be entitled to assign or otherwise transfer any of its rights or obligations hereunder, other than Grantee's rights under Section 4 which may be assigned to a transferee of Option Shares.

                  (e) Specific Performance. The parties agree and acknowledge that in the event of a breach of any provision of this Agreement, the aggrieved party would be without an adequate remedy at law. The parties

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         therefore agree that in the event of a breach of any provision of this
         Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

                  (f) Amendments. This Agreement may not be modified, amended, altered, or supplemented except upon the execution and delivery of a written agreement executed by Grantee and Issuer.

                  (g) Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the other party at the following addresses (or such other address for a party as shall be specified by like notice):

                  If to Grantee:

                        Medtronic, Inc.
                        7000 Central Avenue, N.E.
                        Minneapolis, Minnesota  55402

                        with separate copies thereof addressed to

                        Attention:  General Counsel
                                    FAX:  (612) 572-5459
                        and

                        Attention:  Vice President and Chief Development Officer
                                    FAX:  (612) 572-5404

                  If to Issuer:

                        Xomed Surgical Products, Inc.
                        6743 Southpoint Drive North
                        Jacksonville, Florida  32216
                        FAX:  (904) 279-7548
                        Attention:  Jaime A. Frias, Esq.

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                        with a copy to:

                        Willkie Farr & Gallagher
                        787 Seventh Avenue
                        New York, New York  10019
                        FAX:  (212) 728-8111
                        Attention:  Steven J. Gartner, Esq.

                  (h) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                  (j) Governing Law. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law).

                  (k) Entire Agreement. This Agreement, the Confidentiality Agreement, and the Merger Agreement and any documents and instruments referred to herein and therein constitute the entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy, or claim under or in respect of this Agreement or any provision contained herein.

                  (l) Expenses. Except as otherwise provided in this Agreement or the Merger Agreement, each party shall pay its own expenses incurred in connection with this Agreement.


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


         IN WITNESS WHEREOF, the parties have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                      MEDTRONIC, INC.


                                      By:______________________________________
                                         Michael D. Ellwein, Vice President and
                                         Chief Development Officer

                                      XOMED SURGICAL PRODUCTS, INC.


                                      By:______________________________________
                                         Its:__________________________________





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